Exhibit 10.1

CONFIDENTIAL SETTLEMENT AGREEMENT
AND
MUTUAL RELEASE OF ALL CLAIMS

THIS CONFIDENTIAL SETTLEMENT AGREEMENT AND MUTUAL RELEASE OF ALL CLAIMS (the “Confidential Settlement and Release” or “Agreement”) is entered into this 23rd day of October, 2014 (“Effective Date”) between MyGO Games Holding Co., My Go Games, LLC (collectively hereinafter “MyGO”) and Daniel Miller (“Miller”).

RECITALS

WHEREAS, My Go Games, LLC (“MGG, LLC”) and Miller entered into an Employment Agreement dated May 1, 2014, (the “Miller Agreement”) pursuant to which Miller was hired as My GO Games, LLC’s Chief Operating Officer (“COO”);

WHEREAS, in or about June 2014, Miller was duly and properly elected to the Board of Directors of MyGO Games Holding Co. (“Board”);

WHEREAS, MyGO, by and through its attorneys, instituted an action, now pending in the District Court of Travis County, Texas (Cause No. D-1-GN-14-003406) (the “Action”) alleging breach of fiduciary duty, conspiracy, and unjust enrichment in connection with Miller’s allegedly inappropriate and/or unlawful acts, omissions and/or conduct (“Allegations”) as COO My Go Games, LLC and member of the Board of MyGO Games Holding Co.;

WHEREAS, Miller asserts that MGG, LLC breached its obligations under the Miller Agreement and that he is entitled to termination based upon resignation for Good Reason (as defined in the Miller Agreement) and that he has suffered damages for which he intends to pursue all available remedies;

WHEREAS, both parties dispute and deny all Claims and Allegations stated and implied in the Action;

WHEREAS, each party has been advised of their respective potential rights, liabilities, and obligations, if any, in connection with the Action and the Miller Agreement and considers it to be in their respective best interests to compromise and settle all potential claims and defenses upon the terms and conditions set forth in this Confidential Settlement and Release;

WHEREAS, the parties enter into this Confidential Settlement and Release without admitting or conceding any liability, and solely for the purpose of resolving without further cost or disturbance all actual and potential disputes between them;

NOW, THEREFORE, in consideration of the mutual promises, agreements, covenants and representations contained herein, and for other good and valuable consideration, including, but not limited to the payments set forth below and the releases contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties agree and covenant as follows:

AGREEMENT

1. Severance Payment.  Miller agrees to resign all employment with MyGO; in exchange, MyGO agrees to pay Miller severance in an amount equal to the payroll rate Miller was paid prior to his resignation ($12,500 per month minus FICA and standard payroll tax withholdings), which shall be payable in accordance with MyGO’s normal pay cycle up through November 30, 2014, via a USPS mailed check post-marked within three (3) business days of the paycheck date.  MyGO will further ensure no lapse in health insurance coverage for Miller through November 30, 2014.  Within ten (10) days following the Effective Date, MyGO shall issue notice to Miller that he is eligible for continuation coverage of health insurance through Texas State Continuation Provisions.  If Miller elects to continue receiving coverage through Texas State Continuation Provisions, he is solely responsible for the monthly premiums and agrees to not hold MyGO responsible in any way for payment of such premiums, especially for Miller’s failure to make timely payments that result in a lapse of medical insurance coverage.

2. Resignation and Termination of Miller Agreement.  As soon as practicable but in no case later than two (2) days after the Effective Date, Miller shall tender a properly executed resignation of his position on the Board of Directors of MyGO Games Holding Co., to be effective immediately.  The parties hereby terminate the Miller Agreement which shall be effective on the Effective Date, and except as to those terms and provisions otherwise specifically addressed in this Confidential Settlement and Release, neither party shall have any further obligation thereunder whatsoever, even as to any provisions which by intent or design are to otherwise survive termination, including but not limited to any and all provisions pertaining to non-compete/non-interference. Notwithstanding the foregoing, in the event MyGO breaches its obligations under this Agreement, then Miller shall have the right to seek all remedies available to him under the Miller Agreement as if said agreement had not been terminated with respect to Miller’s rights and remedies afforded therein.

3. Options.  Miller shall release and forfeit all of the option rights afforded to him under the Miller Agreement and in exchange thereof, MyGO shall cause to be issued to Miller options granting Miller the right to purchase One Million Two Hundred Fifty Thousand (1,250,000) shares of common stock of MyGO Games Holding Co. (“Retained Options”).  The Retained Options shall have a strike/exercise price of five cents ($.05) per share and shall be fully vested and immediately exercisable for a term of three (3) years from the date of issuance thereof, subject to applicable waiting periods prescribed by the United States Securities Act of 1933, as amended (the “Securities Act”) and any applicable state securities laws..  The Retained Options will be issued to Miller pursuant to Section 4(a)(2) and/or Rule 506 of Regulation D under the Securities Act and pursuant to similar exemptions from any applicable state securities laws on the basis of Miller’s representation to MyGO Games Holding Co. that Miller is currently an “accredited investor” who satisfies one or more of the criteria set forth in Rule 501(a) of Regulation D under the Securities Act.  Miller acknowledges that (i) the Retained Options and the shares of common stock issuable upon exercise thereof have not been registered under the Securities Act or any applicable state securities laws and shall be “restricted securities” within the meaning of Rule 144 under the Securities Act; (ii) that the Retained Options cannot be exercised by Miller unless at the time of exercise there is an exemption from the registration requirements of the Securities Act and any applicable state securities laws and, if required by the transfer agent, Miller has provided to the transfer agent of MyGO Games Holding Co. a legal opinion of counsel of recognized standing in form and substance reasonably satisfactory to the transfer agent to such effect and (iii) the Retained Options and the shares of common stock cannot be offered, sold, pledged or otherwise transferred, directly or indirectly, except pursuant to registration under the Securities Act or pursuant to an available exemption therefrom and in each in accordance with any applicable state securities laws and the certificates representing such securities will bear a legend to this effect.  Within fifteen (15) days of the Effective Date, MyGO shall secure all necessary actions and resolutions of the Board as well as provide to Miller all the applicable documents and agreements necessary to consummating the granting and issuance of the Retained Options.

4. Dismissal of Complaint.  Within five (5) days of the Effective Date, MyGO shall dismiss the Action against Miller without prejudice, with each party to bear its own fees and costs.  MyGO agrees that the dismissal will be with prejudice nine (9) months after the Effective Date.

5. SEC Filing:  As soon as practicable, but in no event later than four (4) business days following the Effective Date, MyGO shall file the attached Form 8-K describing the material terms of this settlement agreement as required by Items 1.01, 3.02 and 5.02 of Form 8-K, each party agreeing that such disclosure and subsequent references to such disclosure in the reports and registration statements that MyGO Games Holding Co. files with the SEC under the Securities Act and under the Securities Exchange Act of 1934, as amended, does not constitute a violation of the confidentiality provisions of Section 11 of this Agreement, and stating the following in relation to Miller’s resignation from the Board of MyGO Games Holding Co. pursuant to the requirements of Item 5.02 of Form 8-K:

Effective on October ___, 2014, Mr. Daniel Miller resigned from the Board of Directors of the company.  The resignation was in relation to the previous disagreements between the company and Mr. Daniel Miller regarding certain previously announced alleged violations of the company’s Code of Business and Ethical Conduct by Mr. Miller. The terms of the settlement agreement are set forth in Item 1.01 hereof and are incorporated herein by reference. The company performed an investigation into the previously announced concerns related to Mr. Miller and after carefully reviewing such results, the parties desired to avoid the uncertainties, risks, and costs of litigation. Therefore, the parties have agreed to settle, compromise, and resolve the alleged claims and disputes between them pursuant to the terms of the settlement agreement. Mr. Miller was provided a copy of this disclosure prior to its filing with the SEC and pursuant to the requirements of Item 5.02(a)(3), Mr. Miller has informed the company that he agrees with the disclosure as set forth herein and will not be providing the company with a letter to be filed herewith.

Miller agrees with the above disclosure regarding the circumstances surrounding his resignation and agrees that so long as MyGO files an 8-K with the above disclosure regarding his resignation as a director he will not furnish the company a letter pursuant to Item 5.02(a)(3) of Form 8-K to be filed with the Form 8-K or as an amendment thereto.

6. Investigation Cooperation:

(a)  MyGO seeks the assistance of Miller in regards to an on-going investigation related to certain uses of corporate funds and also the raising of capital and securing investors/private lenders in connection with the merger of Great Outdoors, LLC and OBJ Enterprises, Inc. (“the Merger”); the surviving entity is now known as MyGO Games Holding Co.  The parties hereby acknowledge that Miller no longer has control or possession of the following email accounts previously used by Miller in connection with the Merger: dmiller@mygogames.com and dmiller.ient@gmail.com and will not be providing any emails from said accounts (note: dmiller.ient@gmail.com was terminated and all emails in this account were transferred and imported to the dmiller@mygogames.com account and thereafter terminated/deleted).  Miller agrees to review his other email account and any other accounts to which he has access and shall provide MyGO with copies of any and all email or other correspondence which pertain to the Merger or the Allegations, or both, that contain the following words/phrases: “Hammett,” “Great Outdoors,” “Demilta,” “Jamal,” “Umur,” “capital raise,” “fund,” or “expense reimbursement” (“Merger Documents”).  Merger Documents shall also include all attached documents.  Merger Documents shall NOT include correspondence and related documentation which is or would be considered privileged in that such correspondence and/or documentation was prepared and/or provided by, to, for, at the direction of legal counsel or in contemplation of the Action, the underlying dispute and/or all claims and allegations made therein.

(b)  The sole purpose of this Section 6 is to expedite (NOT expand) the evidentiary production and discovery process as provided in the applicable Texas (and Travis County if applicable) rules of court procedure. Absolutely nothing in this Section 6 shall be deemed to be or even challenged by MyGO as a waiver of attorney-client privilege to any degree, and Miller shall be deemed to have fully performed his obligations hereunder notwithstanding the withholding of any correspondence and documentation which his legal counsel determines to be privileged.  The term “privileged” and phrase “attorney-client privileged” shall be interpreted and applied it its most liberal and broad context.

(c) Miller represents that he has conducted a good faith search for Merger Documents and the results of said search that are not attorney-client privileged produced the email correspondence listed on Schedule A, attached hereto.

(d) In addition to the foregoing, upon not less than thirty (30) days’ prior written notice, Miller agrees to provide oral testimony at deposition, to cover any topic related to the Merger, Merger Documents, Allegations in this Action, or Daniel Hammett.  Should MyGO seek to take Miller’s deposition, then MyGO agrees that Miller’s deposition shall take place in St. Petersburg, Florida.

7. Release by MyGO.  MyGO, for itself, its corporate parents and subsidiaries, related affiliates, officers, directors, employees, shareholders, agents, attorneys and assigns, hereby irrevocably and unconditionally releases and forever discharges Miller, his corporate entities and related affiliates, subsidiaries, shareholders, successors, successors and predecessors, and all of their past, present and future heirs, employees, agents, attorneys, officers, directors and trustees, as well as other persons and entities acting on their behalf, from any and all claims, liens, demands, obligations, actions, causes of actions, counts, damages, liabilities, losses, fees, costs or expenses, of any nature whatsoever, known or unknown, ascertained or not ascertained, suspected or unsuspected, existing or claimed to exist, from the beginning of time to the date of signing this Confidential Settlement and Release, including, but not limited to, those arising out of, or in any way related to, the Action, the Miller Agreement between the parties, or that were asserted or could have been asserted in the Action.

8. Release Subject to Miller Representation. Notwithstanding the foregoing Release by MyGO, Miller represents that he has performed his duties as COO and as a member of the Board in good faith and in the Company’s best interests and that he has not knowingly or intentionally breached his fiduciary duties to MyGO.  If, within nine (9) months of the Effective Date, a trier of fact in a formal legal proceeding to which Miller is a party and having proper jurisdiction over Miller finds that Miller knowingly or intentionally breached his fiduciary duties, the Release in Section 7 is revocable.  This section shall survive for a period not to exceed nine (9) months following the Effective Date.

9. Release by Miller.  Miller, for himself, his agents, attorneys and assigns, hereby irrevocably and unconditionally releases and forever discharges MyGO, its affiliates, parents, subsidiaries, shareholders, successors, and predecessors, and all of their past, present and future heirs, employees, agents, attorneys, officers, directors and trustees, as well as other persons and entities acting on their behalf, from any and all claims, liens, demands, obligations, actions, causes of actions, counts, damages, liabilities, losses, fees, costs or expenses, of any nature whatsoever, known or unknown, ascertained or not ascertained, suspected or unsuspected, existing or claimed to exist, from the beginning of time to the date of signing this Confidential Settlement and Release arising out of, or in any way related to, the Action, the Miller Agreement between the parties, or that were asserted or could have been asserted in the Action.

10. Acknowledgement of Compromise.  MyGO and Miller represent and warrant that they understand that this settlement is a compromise of disputed claims entered into voluntarily by all parties to avoid the expense and inconvenience of litigation and that this Confidential Settlement and Release, including any exhibits and attachments hereto, does not constitute an admission of liability by either party and further shall not be used by MyGO or Miller, their respective heirs, agents, representatives, or any other party as evidence of, or an admission of, any improper conduct by either party.

11. Non-Disparagement.  Each party agrees that it shall not make any disparaging communications concerning the other related to the Action, Miller Agreement, any services that are the subject of this Action or any of the events that are the subject of the Action.  In the event MyGO receives any inquiry as to Miller’s employment status, the response shall be strictly limited to dates of employment and confirmation of compensation.

12. Exclusive Agreement and Amendment.  The parties agree and acknowledge that there are no contemporaneous oral agreements between the parties.  No change, modification, rescission or waiver of any provision of this Confidential Settlement and Release shall be valid or binding unless it is in writing and signed by all the respective parties to this Confidential Settlement and Release.

13. Governing Law.  This Confidential Settlement and Release shall be construed in accordance with Texas law.  All parties participated in the preparation of this Confidential Settlement and Release and, in the event of any claim arising from a breach of this Confidential Settlement and Release, its language shall not be construed against or in favor of either party because of such party’s participation in the preparation of the Agreement.

14. Attorneys’ Fees.  If any proceeding is brought for the enforcement, interpretation, modification, or termination of this Confidential Settlement and Release, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs incurred in connection with that proceeding, in addition to any other costs or relief to which the party may be entitled.

15. Performance.  The parties shall take all necessary steps to effectuate this Confidential Settlement and Release.

16. Severability.  If any portion of this Confidential Settlement and Release is held to be unenforceable, the remainder of the Agreement shall remain in full force and effect.

17. Counter Parts.  This Confidential Settlement and Release may be executed in any number of counterparts and the parties agree that each shall be deemed an original.  This document shall have no force and effect until and unless signed by all parties listed below.

IN WITNESS HEREOF, the undersigned have affixed their signatures this 23rd day of October, 2014.

DANIEL MILLER	MYGO GAMES HOLDING CO.

By:	By:

MY GO GAMES, LLC

By:

SCHEDULE A

MERGER EMAIL LIST

CAUSE NO. D-1-GN-14-003406

MYGO GAMES HOLDINGS CO;	§	IN THE DISTRICT COURT OF
MY GO GAMES, LLC	§
§
Plaintiff,	§
§
v.	§	TRAVIS COUNTY, TEXAS
§
DANIEL HAMMETT; DANNIAL MILLER	§
§
Defendants.	§	98th JUDICIAL DISTRICT

PLAINTIFF’S MOTION FOR ENTRY OF
AGREED ORDER OF DISMISSAL WITHOUT PREJUDICE

COMES NOW, MyGO Games Holdings Co. and My Go Games, LLC (collectively, “MyGO”), Plaintiffs herein, by and through their attorneys, and present this Motion for Entry of an Agreed Order of Dismissal Without Prejudice as to Daniel Miller (“Miller”).  Defendant Miller stipulates and agrees to the entry of an order dismissing the Complaint as to Miller, and any Counterclaims without prejudice, each party to bear its own fees and costs. The parties request that the Court enter the enclosed order dismissing this case without prejudice, each party to bear its own fees and costs.

Respectfully submitted,

WICK PHILLIPS GOULD & MARTIN, L.L.P.

By:           /s/ J. Sean Lemoine
J. Sean Lemoine
Texas State Bar No. 24027443
Rusty J. O’Kane
Texas State Bar No. 24088149

3131 McKinney Avenue, Suite 100
Dallas, Texas  75204
Telephone: (214) 692-6200
Facsimile: (214) 692-6255

ATTORNEYS FOR PLAINTIFF

CAUSE NO. D-1-GN-14-003406

MYGO GAMES HOLDINGS CO;	§	IN THE DISTRICT COURT OF
MY GO GAMES, LLC	§
§
Plaintiff,	§
§
v.	§	TRAVIS COUNTY, TEXAS
§
DANIEL HAMMETT; DANNIAL MILLER	§
§
Defendants.	§	98th JUDICIAL DISTRICT

AGREED ORDER OF DISMISSAL WITHOUT PREJUDICE

This case is before the Court on Plaintiff’s Motion for Entry of Agreed Order of Dismissal Without Prejudice filed by counsel for Plaintiff, and the Court being fully advised in the premises, it is hereby,

ORDERED AND ADJUDGED that all claims, counterclaims, and causes of action alleged or asserted against Daniel Miller in the above-styled action are hereby DISMISSED WITHOUT PREJUDICE.  Each party shall bear its own attorneys’ fees and costs.

DONE and ORDERED in Travis County, Texas, this ___ day of October, 2014.

                                                                                                                            _________________________________
Judge Rhonda Hurley

Copies to:
Kenneth D. Chapman, Jr.
Chapman, Chapman, & Chapman, P.A.
1920 Golf Street
Sarasota, FL 34236
ken@chapmanpa.com